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                          ARTICLES OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION OF:


Name of the Corporation:                             Date of Incorporation:
TriEnda Newco, Inc.                                  March 23, 1999

The undersigned officers of TriEnda Newco, Inc. (hereinafter referred to as the "Corporation") existing pursuant to the provisions of the Indiana Business Corporation Law as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                             ARTICLE I AMENDMENT(S)

The exact text of Article(s): Article I of the Articles

(NOTE: If amending the name of corporation, write Article "I" in space above and write "The name of the Corporation is ______________________." below.)

The name of the corporation is TriEnda Corporation".

                                   ARTICLE II

Date of each amendment's adoption:

Upon approval of this amendment.

                     ARTICLE III MANNER OF ADOPTION AND VOTE

The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by:

         Unanimous written consent executed on June 15, 1999 and signed by all shareholders entitled to vote.


                  ARTICLE IV COMPLIANCE WITH LEGAL REQUIREMENTS

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 15th day of June, 1999.

                                                     /s/ Angela K. Knowlton